STATE OF CALIFORNIA NATURAL RESOURCES AGENCY Gavin Newsom, Governor “The Department of Forestry and Fire Protection serves and safeguards the people and protects the property and resources of California.” DEPARTMENT OF FORESTRY AND FIRE PROTECTION OFFICE OF THE STATE FIRE MARSHAL P.O. Box 944246 Sacramento, California 94244-2460 (916) 568-3800 Website: www.fire.ca.gov October 22, 2025 Lance Yearwood Vice President Sable Offshore Corp 845 Texas Avenue, Suite 2920 Houston, Texas 77002 SUBJECT: STATE WAIVER REQUIREMENTS PRIOR TO RESTART OF LINES CA- 324 AND CA-325A/B Dear Mr. Yearwood, On December 17, 2024, the CAL FIRE - Office of the State Fire Marshal (OSFM) issued State Waivers for the above captioned pipelines. The Pipeline and Hazardous Materials Safety Administration (PHMSA) issued the concurrence with the terms of the State Waivers on February 11, 2025. Those State Waivers were issued in accordance with the terms of the Consent Decree (CD) between Plains Pipeline, L.P. and the United States of America and the People of the State of California, DOJ Case REF. NO. 90-5-1-1-1130 (Appendix B, Article 1.1.D). Sable sought the State Waivers to manage the risk of corrosion under insulation that may occur as a result of inadequate cathodic protection (CP) due to the shielding effects of the polyurethane foam and the polyethylene tape wrap surrounding the pipelines. It is critical to stress that a State Waiver prescribes alternative measures that provide an equal or greater level of safety than the required regulation. The OSFM granted the State Waivers on the condition that Sable complies with the specific requirements contained therein. On September 11, 2025, Sable submitted a restart plan to OSFM for review and approval. OSFM’s review of the restart plan is ongoing. During this process, OSFM identified a requirement of the State Waivers that has not yet been met and that Sable must complete prior to any potential restart. Pursuant to item 9 in the State Waivers, Sable must repair all immediate and 180-day repair conditions prior to restart. Those conditions are further clarified in the sections titled “Immediate Repair Conditions” and “180-Day Repair Conditions.” Most pertinent here is the 180-day repair condition language (see Condition 35 in the CA-324 State Waiver and Condition 36 in the CA- 325A/B State Waiver) that includes “anomalies that have an ILI reported depth of 40% or greater wall loss, including tool sizing tolerance for depth.” Footnotes 7 and 9 further

Lance Yearwood October 22, 2025 Page 2 clarify that remediation means “a permanent repair method.” The State Waivers require all such anomalies to be remediated, including tool tolerance. According to OSFM records, Sable has not satisfied this condition in the State Waivers. The above findings alone and the inconsistencies with the State Waiver requirements prevent restart under the law. The OSFM continues to review the restart plan submitted by Sable in September, and while OSFM is providing this initial notification of deficiency to Sable regarding the State Waiver requirements, OSFM may have further comment or requirements arising out of that review. Sincerely, DANIEL BERLANT State Fire Marshal cc: James Hosler, OSFM, Assistant Deputy Director Alin Podoreanu, OSFM, Supervising Pipeline Safety Engineer Joshua Cleaver, CAL FIRE, Staff Counsel